Exhibit 99.1

NEWS RELEASE
CONTACT:	CHARLES J. KESZLER
(972) 770-6495
	Fax:	(972) 770-6411

LONE STAR TECHNOLOGIES REPORTS RECORD SECOND QUARTER 2004 EARNINGS

Dallas, TX, July 15, 2004 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) reported record net income for the second quarter 2004 of $32.2 million, or $1.11 per diluted share. This compared to net income for the first quarter 2004 of $8.0 million, or $0.28 per diluted share. The increase in net income was primarily attributable to higher selling prices and increased demand for the company’s oilfield, specialty tubing, flat rolled steel and other products and further savings from Lone Star’s ongoing $20 million cost reduction program.

Second quarter 2004 revenues were $246.2 million, up 37% from the first quarter of 2004.  Total oilfield revenues increased 33% from the first quarter of 2004 to $176.3 million principally related to a 37% rise in average selling prices for oilfield tubulars. The rise in the average selling price of Lone Star’s oilfield tubular products was largely due to higher steel costs, as well as rising drilling activity and continued industry-wide low inventory levels.

Second quarter 2004 revenues from specialty tubing increased 49% over the first quarter of 2004 to $45.3 million on 13% greater shipment volumes combined with 32% higher average selling prices.  Increased demand for specialty tubing was due to the continued industrial economic recovery combined with industry-wide low inventory levels.  Revenues from flat rolled steel and other products were up 43% to $24.6 million on 28% higher average selling prices and 11% increased shipment volumes from the first quarter. Strong demand was related to continuing tight domestic steel supply.

At June 30, 2004, Lone Star had $50.6 million of cash and short-term investments in addition to an unused $125 million revolving credit facility. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $44.1 million in the second quarter of 2004. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, “We are very pleased with our operating results, which reflect both the robust demand in our markets and improved execution in each of our business segments. Our unique ability to flexibly source raw materials, including scrap, coil and slabs, as well as oilfield tubulars from our alliance mills remains an important factor in helping us meet our customers’ specialized needs particularly in the current challenging global steel supply markets. Our 2004 cost reduction program continues to yield excellent results, and we have achieved approximately $15 million in annualized cost improvement since the beginning of 2004. Looking ahead, we expect the near-term operating climate to remain favorable and look forward to building on our strong second quarter performance.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward- looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.  Information regarding EBITDA is included in the Form 8-K related to this press release.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues	$246.2	$141.3	$426.0	$269.4
Cost of goods sold	(198.3)	(137.9)	(354.9)	(261.7)
Gross profit	47.9	3.4	71.1	7.7
Selling, general and administrative expenses	(11.6)	(10.3)	(22.7)	(19.9)
Operating income (loss)	36.3	(6.9)	48.4	(12.2)
Interest income	0.2	0.3	0.4	0.7
Interest expense	(4.3)	(3.7)	(8.5)	(7.3)
Other income	0.9	1.1	1.1	1.8
Income (loss) before income tax	33.1	(9.2)	41.4	(17.0)
Income tax expense	(0.9)	—	(1.2)	(0.1)
Net income (loss)	$32.2	$(9.2)	$40.2	$(17.1)
Depreciation & Amortization	6.9	6.2	13.6	12.2
Cash flows from operating activities	16.9	(56.1)	27.4	(40.6)
EBITDA	44.1	0.4	63.1	1.8
Per common share - basic:
Net income (loss) available to common shareholders	$1.13	$(0.32)	$1.41	$(0.60)
Per common share - diluted:
Net income (loss) available to common shareholders	$1.11	$(0.32)	$1.39	$(0.60)
Weighted average shares outstanding
Basic	28.6	28.4	28.5	28.4
Diluted	29.0	28.4	28.8	28.4

	($ in millions)
	For Quarter Ended June 30,				For the Six Months Ended June 30,
	2004		2003		2004		2003
Revenues by Segment	$	%	$	%	$	%	$	%

Oilfield Products	176.3	72	98.0	69	308.5	72	178.5	66
Specialty tubing products	45.3	18	32.1	23	75.7	18	66.6	25
Flat rolled steel and other products	24.6	10	11.2	8	41.8	10	24.3	9
Consolidated net revenues	246.2	100	141.3	100	426.0	100	269.4	100

	(in tons)
	For Quarter Ended June 30,				For the Six Months Ended June 30,
Shipments by Segment	2004	%	2003	%	2004	%	2003	%

Oilfield Products	148,100	66	134,000	69	295,200	67	251,400	66
Specialty tubing products	30,100	13	27,300	14	56,700	13	56,400	15
Flat rolled steel and other products	46,800	21	33,600	17	88,800	20	70,400	19
Total shipments	225,000	100	194,900	100	440,700	100	378,200	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities	$16.9	$(56.1)	$27.4	$(40.6)
Non-cash charge for stock compensation	(0.3)	(0.5)	(0.6)	(0.5)
Gain (loss) on sale of property	(0.1)	—	(0.1)	0.4
Changes in working capital	16.7	19.4	14.4	4.4
Other balance sheet changes	5.9	34.2	12.7	31.4
Interest expense, net	4.1	3.4	8.1	6.6
Income tax expense	0.9	—	1.2	0.1
EBITDA	$44.1	$0.4	$63.1	$1.8

*Certain reclassifications of prior period amounts have been made to conform to the current period presentation.